UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The National Bank of Indianapolis Corporation

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May 18, 2009
Dear Shareholder:
Enclosed you will find the 2008 Annual Report including audited financial statements of The National Bank of Indianapolis Corporation for the year ended December 31, 2008. The financial statements were audited by the accounting firm of Crowe Horwath LLP and contain an unqualified opinion. As you review the financial results for 2008, please note that the Corporation finished the year with total assets of over $1.117 billion. This compares to total assets of $1.163 billion in 2007.
As a result, The National Bank of Indianapolis remained the 13th largest Indiana bank, based on asset size. We have passed a total of over 200 banks in our fifteen years of existence.
In addition, your Corporation remained solidly profitable during this past year. Net income for 2008 reached $3,784,000 compared to the 2007 profit of $7,891,000. On a fully diluted basis, earnings per share totaled $1.58 per share, compared to $3.27 in 2007. Included in the 2007 results was $390,690 or $0.16 per share from the effect of FAS 91 accounting. The Corporation was profitable in each quarter of 2008.
Moving to the first quarter of 2009, we are pleased to report that the Corporation’s total assets exceeded $1.186 billion. The Corporation also recorded a profit of $845,000 or $0.36 per share for the first quarter of 2009 compared to $546,000 or $0.23 per share one year ago. This is an increase of 56%.
The first quarter of 2009 showed positive growth in loans, deposits, and fee income compared to the first quarter of 2008. Loans grew 5% to $883 million, while deposits grew by 4% to $1,024 million. Fee income increased 24% to over $3,000,000 for the quarter.
Results for the first quarter of 2009 also include a provision for loan losses of $1,250,000 in relation to our first quarter net charge-offs of $1,626,000. Our reserve now stands at over $12,470,000, which we believe is prudent in light of continued weakness in the economy.
Turning to the growth and expansion of your Bank, our newest Banking Center is under construction at 116th and Olio Road in the north Geist area. This banking center is located in a very desirable demographic market that is rich with target market prospects. We anticipate future success in this attractive market with our high levels of personal service and our distinctive, elegant banking office.

Enclosed with this letter you will also find a Proxy Statement and proxy form. With the Financial Statements, Annual Report and Proxy Statement, we have endeavored to provide substantial information concerning the Corporation and the Bank. By Indiana Law, we are required to hold an annual meeting of shareholders. This meeting will take place on June 18, 2009 at 3:00 p.m. at the Bank’s headquarters. The agenda will be very short. It is our intent to tally the proxies and formally transact only the business set forth in the Proxy Statement. We value your time and suggest for your convenience that you participate by reading the materials and sending in your proxy card. Please feel free to call us if you have any questions. If you do wish to attend the meeting, please let us know and we will make space available.
In summary, we believe that the Bank remains strong, stable and well-positioned to meet the many challenges of 2009.
As always, we appreciate your support as both shareholders and clients of the Bank and we welcome all additional business and referrals that you are able to provide.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FIRST QUARTER 2009 HIGHLIGHTS
Selected Balance Sheet Information

	March 31, 2009	March 31, 2008	Dec. 31, 2008
(in thousands)	(unaudited)	(unaudited)	(audited)
Total Assets	$1,186,791	$1,153,511	$1,117,784
Loans	883,654	839,142	904,207
Reserve for Loan Losses	(12,471)	(9,513)	(12,847)
Investment Securities	135,126	165,487	140,544
Total Deposits	1,024,304	988,527	965,965
Shareholders’ Equity	72,809	69,964	72,213
Selected Income Statement Information

	Three Months Ended March 31,
(in thousands)	2009	2008
Net Interest Income	$8,508	$8,989
Provision for Loan Losses	1,250	1,075
Non-Interest Income	3,003	2,413
Non-Interest Expense	9,210	9,747
Pretax Income	1,051	580
Net Income	845	546
Selected Per Share Information

	Three Months Ended March 31,
	2009	2008
Basic Earnings per share	$0.37	$0.24
Diluted Earnings per share	$0.36	$0.23
Book Value per share	$31.73	$30.13